Filed Pursuant to Rule 424(b)(3)

Registration No. 333-69029

PROSPECTUS SUPPLEMENT NO. 1

TO

REOFFER PROSPECTUS DATED JULY 26, 2006

OF

MACK-CALI REALTY CORPORATION

RELATING TO

9,148,712 SHARES OF COMMON STOCK

This prospectus supplement (this “Supplement”), supplements our reoffer prospectus dated July 26, 2006 (the “Prospectus”) that was filed as part of our Registration Statement on Form S-3, File No. 333-69029 (the “Registration Statement”), relating to the resale by certain of our stockholders (collectively, the “Selling Stockholders”) who may receive shares of our common stock, par value $0.01 per share (the “Common Stock”), offered by this Supplement in conjunction with the Prospectus, upon the redemption of common units of limited partnership interest (the “Common Units”) of Mack-Cali Realty, L.P. (the “Operating Partnership”).  This Supplement presents certain information to update the Prospectus to reflect: (1) the transfer of 651,330 Common Units originally beneficially owned by five Selling Stockholders identified in the Prospectus (the “Transferors”) to five persons, including three persons not previously identified as Selling Stockholders in the Prospectus (collectively, the “Transferees”), all of whom are accredited investors under Rule 501 of the Securities Act of 1933, as amended, and affiliates of their respective Transferors; and (2) (1) the prior sale by one of the Transferees of 160,000 shares of our Common Stock under the Registration Statement pursuant to the Prospectus from July 26, 2006 through June 30, 2008.  The 9,148,712 shares to which this Supplement relates reflects the total number of shares that may be sold by all of the Selling Stockholders under the Prospectus after giving effect to the prior sale by one of the Transferees of 160,000 shares of Common Stock and the transfer of the shares to the Transferees of 651,330 Common Units.  No additional securities are being registered hereby.

     You should read this Supplement in conjunction with the Prospectus. This Supplement is qualified by reference to the Prospectus, except to the extent the information in this Supplement supersedes the information contained in the Prospectus.

The Selling Stockholders may offer their shares of Common Stock through public or private transactions, in the over-the-counter markets or on any exchanges on which our Common Stock is traded at the time of sale, at prevailing market prices or at privately negotiated prices.  The Selling Stockholders may engage brokers or dealers who may receive commissions or discounts from the Selling Stockholders.  We will pay substantially all of the expenses incident to the registration of such shares, except for selling commissions.

Our Common Stock is listed on The New York Stock Exchange under the symbol “CLI.”  The closing price of our Common Stock as reported on The New York Stock Exchange on November 24, 2008 was $17.85 per share.

You should carefully read and consider (1) the risk factors under Item 1A beginning on page 8 in our Annual Report on Form 10-K for the year ended December 31, 2007, and (2) the discussion of current market conditions under Part I, Item 2 beginning on page 39 in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 for risks relating to investments in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement.  Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is November 26, 2008

SELLING STOCKHOLDERS

On February 16, 2007, The William L. Mack Grantor Retained Annuity Trust IIC transferred 132,161 Common Units to William L. Mack.  On December 13, 2006, William L. Mack donated 50,000 Common Units to The William and Phyllis Mack Family Foundation, Inc., a charitable foundation of which Mr. Mack is a trustee. Pursuant to Rule 13d-4 under the Exchange Act, the reporting person disclaims beneficial ownership of all of the Common Units held by this foundation.  On April 30, 2007, the Earle I. Mack Family Trust II was dissolved and the 179,589 Common Units owned by the trust were distributed to its two beneficiaries: The Andrew Mack 4/30/97 Trust and The Beatrice Mack 4/30/97 Trust.  On December 10, 2007, Stephen Mack transferred 5,000 Common Units to The Stephen Mack and Kelly Mack Family Foundation, Inc.  On December 13, 2007 and August 11, 2008, David S. Mack donated 25,000 Common Units and 75,000 Common Units, respectively, to The David and Sondra Mack Foundation, Inc., a charitable foundation of which Mr. Mack is a trustee.  On April 28, 2008, The William L. Mack Grantor Retained Annuity Trust IIC transferred 184,580 Common Units to William L. Mack.  All 651,330 of the Common Units covered by this Supplement were transferred to one or more affiliates of each Selling Stockholder for no consideration.  In addition, from July 26, 2006 through September 30, 2008, The David and Sondra Mack Foundation, Inc. sold 160,000 shares of Common Stock under the Registration Statement pursuant to the Prospectus.

The information contained in the following table is as of September 30, 2008 and supersedes and replaces the information relating to the shares of Common Stock that are issuable to the Selling Stockholders identified below upon the redemption of an equal number of Common Units which are outstanding as of that date that were reported in the table of Selling Stockholders for any such Selling Stockholder, and the related footnotes, contained in the Prospectus.

Name of Security Holder	Number of Shares of Common Stock Owned Prior to Offering (1)	Number of Shares of Common Stock Underlying Common Units (2)	Number of Shares of Common Stock to Be Owned After this Offering (3)
William L. Mack	623,511	584,810	38,701
William L. Mack Grantor Retained Annuity Trust IIC	1,748,103	1,748,103	0
The William and Phyllis Mack Family Foundation, Inc.	100,000	100,000	0
David S. Mack	1,864,747	1,843,638	21,109
The David and Sondra Mack Foundation, Inc.	250,000	250,000	0
The Earle I. Mack Family Trust II	0	0	0
The Andrew Mack 4/30/97 Trust	89,795	89,795	0
The Beatrice Mack 4/30/97 Trust	89,794	89,794	0
Stephen Mack	101,129	101,129	0
The Stephen Mack and Kelly Mack Family Foundation, Inc.	5,000	5,000	0

(1)                                 Includes outstanding shares of Common Stock and shares of Common Stock issuable upon the redemption of all Common Units beneficially owned by the Selling Stockholders regardless of whether such shares are offered by the Prospectus, restricted shares of Common Stock (vested and unvested), and vested options to purchase shares of Common Stock.

(2)                                 Includes all of the shares of Common Stock that may be issued upon redemption of Common Units offered under the Prospectus, but not any other shares of Common Stock, Common Units or any other series or class of equity beneficially owned by the Selling Stockholders.

(3)                                 Assumes all shares registered under the Prospectus will be sold.

Information concerning the Selling Stockholders may change from time to time and will be set forth in future supplements.  Accordingly, the number of shares of our Common Stock offered hereby may increase or decrease.  Full and complete copies of this Supplement together with the Prospectus will be provided upon request.

If and when the Selling Stockholders sell all of their shares of Common Stock registered under the Prospectus, as amended by this Supplement, none of the Selling Stockholders will own more than one percent of our Common Stock at September 30, 2008.

Information regarding current relationships between the Selling Stockholders and us or our predecessors and affiliates within the past three years is set forth below.

William L. Mack has served as a member of our board of directors since 1997 and as Chairman of our board of directors since 2000.  Mr. Mack also serves as Chairman of the Executive Committee of our board of directors.  He is also the brother of David S. Mack, a director of the Company, Earle I. Mack and Fredric Mack and the father of Richard Mack and Stephen Mack, all of whom are Selling Stockholders in the Prospectus.  Mr. Mack is also a trustee of each of The William L. Mack Grantor Retained Annuity Trust IIC and The William and Phyllis Mack Family Foundation, Inc.

David S. Mack has served as a member of our board of directors since 2004 and is the brother of Earle I. Mack, William L. Mack and Fredric Mack, all of whom are Selling Stockholders in the Prospectus.  Mr. Mack is also a trustee of The David and Sondra Mack Foundation, Inc.